Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-56161 of Sempra Energy on Form S-8 of our reports dated February 22, 2005 relating to the financial statements and financial statement schedule of Sempra Energy (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51, effective December 31, 2003) and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2004.

We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-56161 of Sempra Energy on Form S-8 of our reports dated July 27, 2005, relating to the financial statements and supplemental schedules of Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan, Twin Oaks Savings Plan, and Mesquite Power LLC Savings Plan appearing in the Plans’ Annual Report on Form 11-K for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

September 19, 2005

San Diego, California